Exhibit T3B.21.1
FIRST AMENDMENT TO THE LIMITED LIABILITY COMPANY AGREEMENT
OF CIT HEALTHCARE LLC
     This First Amendment (“First Amendment”) to the Limited Liability Agreement dated January 3, 2006 of CIT Healthcare LLC (“LLC Agreement”) is made on June 6, 2007, by The CIT Group/Equipment Financing, Inc. (“Member”), a Delaware corporation, as the sole member of CIT Healthcare LLC, a Delaware limited liability company.
     The Member agrees that the LLC Agreement shall be amended as follows:
     1. The following second paragraph is hereby added to Section 11(c):
     The Chief Officers. The Board of Managers may elect officers to the level of Chief who shall (i) oversee the overall business and management of the discipline described in the title of such Chief Officer, e.g., Chief Financial Officer; (ii) report to the Chief Executive Officer or President on the business and affairs of the discipline; and (iii) perform such duties as may be assigned, from time to time, by the Chief Executive Officer, President and/or Board of Managers.
     2. The first paragraph of Section 11(e) is hereby stricken and replaced by the following new first paragraph:
     The Vice Presidents and Managing Directors. Categories of Vice Presidents may include, but are not limited to, Executive Vice Presidents, Senior Vice Presidents, and Assistant Vice Presidents. Categories of Managing Directors may include, but are not limited to, Directors and Senior Directors. In addition to those authorities set out below, each Vice President and Managing Director shall have such duties and authorities as may be described by the Board of Directors or by the officer to whom such Vice President or Managing Director reports. The term Vice President(s) as used in these by-laws shall include all ranks of Vice President and Managing Director.
     IN WITNESS WHEREOF, the undersigned has executed this First Amendment on the date first above written.

THE CIT GROUP/EQUIPMENT FINANCING, INC.

By: Name:	/s/ Robert J. Ingato Robert J. Ingato
Title:	Executive Vice President